Exhibit 23.3
DASSAULT SYSTEMES
Société Anonyme
9, quai Marcel Dassault, BP 210
92156 SURESNES CEDEX

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated June 24, 2005, except for the “Reclassifications” paragraph in Note 1, as to which the date is May 30, 2006, related to the consolidated financial statements of Dassault Systèmes for the year end December 31, 2004, appearing in the Annual Report on Form 20-F of Dassault Systèmes for the year ended December 31, 2006.
Paris-La Défense, France,
December 20, 2007
/s/ Ernst & Young Audit
Jean-Marc MONTSERRAT